Exhibit 11.1

Consent

We hereby consent to the inclusion of our report dated March 18, 2020 relating to the consolidated financial statements of Delhi Bank Corp. and Subsidiary as of December 31, 2019 and 2018 and for the years then ended, included in Post-Qualification Amendment No. 2 to the Regulation A Offering Statement on Form 1-A dated March 18, 2020 filed with the U.S. Securities and Exchange Commission.

/s/ Baker Tilly Virchow Krause, LLP

Wilkes-Barre, Pennsylvania
March 18, 2020